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                                                        Exhibit 10.5



                      EMPLOYMENT AND NON-COMPETITION AGREEMENT



     This EMPLOYMENT AND NON-COMPETITION AGREEMENT (this "AGREEMENT"), dated as of April 15, 1997, is between HealthDrive Michigan Corporation, a Michigan corporation (the "EMPLOYER"), and Philip R. Shriner, DDS (the "EMPLOYEE").

     WHEREAS, the Employer wishes to employ the Employee as a dentist, and the Employee wishes to work as a dentist for the Employer, on the terms set forth below.

     NOW, THEREFORE, it is hereby agreed as follows:

     Section 1. EMPLOYMENT. The Employer hereby employs the Employee, and the Employee hereby accepts employment, upon the terms and subject to the conditions hereinafter set forth.

     Section 2. DUTIES. The Employee shall be employed as a dentist for the Employer. In such capacity, the Employee shall have such responsibilities and duties as are assigned by the Employer's Board of Directors or the Chief Executive Officer of the Employer. The Employee agrees to devote his full time and best efforts to the performance of his duties to the Employer.

     Section 3. TERM. The initial term of employment of the Employee hereunder shall commence on the date hereof (the "COMMENCEMENT DATE") and shall continue until the fifth anniversary of the Commencement Date (the "INITIAL TERM"), unless earlier terminated pursuant to Section 7. The Initial Term may be extended at any time prior to its termination upon mutual agreement of the Employer and the Employee.

     Section 4. COMPENSATION AND BENEFITS. Until the termination of the Employee's employment hereunder, in consideration for the services of the Employee hereunder, the Employer shall compensate the Employee as follows:

     (a) BASE SALARY. Subject to the provisions of Section 4(b) below, the Employer shall pay the Employee, monthly in arrears, a base salary equal to $84,000 per annum (the "BASE SALARY"). Such Base Salary may be increased from time to time at the sole discretion of the Employer's Board of Directors (the "BOARD") and is in addition to the other benefits set forth herein.

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     (b)  INCREASES OR DECREASES TO BASE SALARY.  The Base Salary payable to the
Employee pursuant to Section 4(a) above shall be reduced by an amount equal to the product of (i) 0.42 MULTIPLIED BY (ii) the excess, if any, of (A) $175,000 OVER (B) the portion of the gross revenues, after all contractual adjustments, of the Employer derived from professional services rendered by the Employee as shown on the Employer's revenue tracking system ("EMPLOYEE GROSS REVENUES") during any fiscal year of the Employer. Any such reduction in Base Salary shall be paid in full in cash by the Employee to the Employer within 30 days after the end of the fiscal year. In addition, the Employee shall be entitled to receive from the Employer, for each fiscal year of the Employer, a bonus (the "BONUS") in an amount equal to the product of (i) 0.33 MULTIPLIED BY (ii) the excess, if any, of (A) Employee Gross Revenues for such fiscal year OVER (B) $250,000. The Bonus shall be paid quarterly in arrears, in an amount equal to the excess, if any, of (A) the product of (i) 0.33 MULTIPLIED BY (ii) the excess, if any, of
(w) total Employee Gross Revenues for the fiscal quarter of the Employer then ended and all prior fiscal quarters in such fiscal year OVER, (x) the product of
(y) $62,500 MULTIPLIED BY (z) the number of full fiscal quarters then completed for such fiscal year, OVER (B) the total amounts previously paid to Employee in respect of the Bonus for such fiscal year. In the event that the amount computed pursuant to clause (B) of the immediately preceding sentence exceeds the amount computed pursuant to clause (A) of the immediately preceding sentence as of the end of any fiscal quarter, the amount of such excess shall be credited towards the next payment (whether of Base Salary, Bonus or otherwise) due from Employer to Employee hereunder. In the event that Employee's employment hereunder terminates for any reason at any time when a credit remains outstanding pursuant to the immediately preceding sentence, the amount of such credit shall be due and payable by Employee to Employer immediately upon such termination. In the event that the computations described in this Section 4(b) shall be made for any period constituting less than a full fiscal year or fiscal quarter, the amount of Employee Gross Revenues for such period shall be used in making such computation and the references to $175,000, $250,000 and $62,500 shall be appropriately pro rated for the portion of such fiscal year or fiscal quarter, as the case may be, included within such period.

     (c) STOCK OPTIONS. The Employer and the Employee acknowledge that contemporaneously herewith the Employee will receive options ("OPTIONS") to purchase 5,000 shares of common stock of HealthDrive Corporation, pursuant to a stock option agreement of even date herewith (the "STOCK OPTION AGREEMENT"). As described more fully in the Stock Option Agreement, the Options will vest in equal installments of 1,000 shares on each of the first five anniversaries of the date of this Agreement, assuming Employee's continued employment with Employer hereunder on each such anniversary.

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     (d)  VACATION.  The Employee shall be entitled to three (3) weeks vacation each calendar year. Any vacation shall be taken at the reasonable and mutual convenience of the Employer and the Employee. Accrued vacation not taken in any calendar year will not be carried forward or used in any subsequent calendar year.

     (e) INSURANCE; OTHER BENEFITS. Accident, disability, life and health insurance for the Employee shall be provided by the Employer subject to required employee contributions under group accident, disability, life and health insurance plans maintained by the Employer for its full-time, salaried employees as such employment benefits may be modified from time to time by the Board for all full-time, salaried employees.

     Section 5. EXPENSES. The Employer shall reimburse the Employee for use of his personal automobile for travel to and from nursing home sites at a rate of
25.5 cents per mile driven after the first 50 miles per day and for all reasonable expenses of types authorized in writing by the Employer and incurred by the Employee in the performance of his duties hereunder. The Employee shall comply with such budget limitations and approval and reporting requirements with respect to expenses as the Employer may establish from time to time.

     Section 6. EXISTING DENTAL CONTRACTS. The Employee represents and warrants that (i) SCHEDULE 6 hereto sets forth all of the Employee's existing written or oral contracts (the "EXISTING CONTRACTS") for dental services (whether entered into by Employee, or his affiliate, Mobile Dental Service ("MDS")) and (ii) each of the Existing Contracts is in full force and effect as of the date hereof and no default exists by any party thereto thereunder. The Employee hereby covenants and agrees, in consideration of the compensation and other benefits to be received by Employee hereunder, to use his best efforts to cause the other parties to the Existing Contracts to terminate their applicable Existing Contract and to enter into new contracts with the Employer on terms mutually agreeable to the Employer and such other parties (the "MODIFIED CONTRACTS"). In addition, the Employee hereby agrees to assign and transfer all Existing Contracts requested by the Employer, in its sole discretion, to be assigned to Employer, and in any such case, Employer will assume all obligations of Employee (or MDS, as applicable) thereunder.

     Section 7. TERMINATION. The Employee's employment hereunder shall commence on the Commencement Date and continue as described in Section 3 above except that the employment of the Employee hereunder shall earlier terminate as follows:

     (a) DEATH OR DISABILITY. Employee's employment shall terminate immediately upon the death of the Employee during the term of his employment hereunder or, at the option of the Employer, in the event of the Employee's disability, upon thirty (30) days' written notice from the Employer. The Employee shall be deemed disabled if an independent medical doctor (selected by the Employer's health or

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disability insurer) certifies that the Employee has for three (3) months, consecutive or non-consecutive, in any twelve (12) month period been disabled in a manner which seriously interferes with his ability to perform his responsibilities under this Agreement. Any refusal by the Employee to submit to a medical examination for the purpose of certifying disability under this
Section 7(a) shall be deemed to constitute conclusive evidence of the Employee's disability.

     (b) FOR CAUSE. Employee's employment hereunder may be terminated by Employer for "Cause" immediately upon written notice by the Employer to the Employee. For purposes of this Agreement, a termination shall be for Cause if the Board shall determine that any one or more of the following has occurred:

          (i) the Employee shall have committed an act of fraud, embezzlement, misappropriation or breach of fiduciary duty against the Employer, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to the Employer's business; or

          (ii) the Employee shall have been convicted by a court of competent jurisdiction of, or pleaded guilty or nolo contendere to, any felony or any crime involving moral turpitude; or

          (iii) the Employee shall have been chronically absent from work (excluding vacations, illnesses or leaves of absence approved by the Employer) and such absence shall have continued after written notice from the Employer to the Employee; or

          (iv) the Employee shall have refused, after explicit written notice, to obey any lawful resolution of or direction by the Employer which is consistent with his duties hereunder; or

          (v) the Employee shall have engaged in the unlawful use (including being under the influence) or possession of illegal drugs on the Employer's premises; or

          (vi) the Employee shall have failed to perform the duties incident to his employment with the Employer on a regular basis (except as a result of the Employee's disability), and such failure shall have continued for a period of 20 days after written notice to the Employee specifying such failure in reasonable detail; or

          (vii) the Employee shall have breached any of the provisions of this Agreement or the Stock Option Agreement, and such breach shall have continued for a period of 20 days after written notice to the Employee specifying such breach in reasonable detail; or

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          (viii) Employee Gross Revenues in any fiscal year of the Employer do not exceed $150,000.

     (c) WITHOUT CAUSE. Employer or Employee may, at any time, terminate Employee's employment hereunder without Cause upon thirty (30) days' written notice by either party hereto to the other.

     (d) RIGHTS AND REMEDIES ON TERMINATION. (i) In the event that the Employee's employment hereunder is terminated for any reason, the Employee shall not be entitled to any severance or other compensation after termination other than payment of any portion of his Base Salary and Bonus through the date of his termination (subject to the provisions of Section 4(b) hereof) and any expense reimbursements under Section 5 hereof for expenses incurred in the performance of his duties prior to termination.

          (ii) If the Employee's employment hereunder is terminated by the Employer (as opposed to the Employee) pursuant to Section 7(c), or if the Employer chooses to abandon its business in the State of Michigan (other than through a sale of all of the outstanding capital stock or substantially all of the assets of the Employer), the Employer shall use its best efforts to assign and transfer all of the Existing Contracts which are in effect at such time (or all Modified Contracts in effect at such time, as applicable) to the Employee or his designee as soon as possible after termination.

     Section 8. INVENTIONS; ASSIGNMENT. All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the Employer's business, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that the Employee may discover, invent or originate during the term of his employment hereunder, and for a period of twelve (12) months thereafter, either alone or with others and whether or not during working hours or by the use of the facilities of the Employer ("INVENTIONS"), shall be the exclusive property of the Employer. The Employee shall promptly disclose all Inventions to the Employer, shall execute at the request of the Employer any assignments or other documents the Employer may deem necessary to protect or perfect its rights therein, and shall assist the Employer, at the Employer's expense, in obtaining, defending and enforcing the Employer's rights therein. The Employee hereby appoints the Employer as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Employer to protect or perfect its rights to any Inventions. This excludes a one-step denture process and a book on geriatric dentistry insofar as it does not reveal information designated as confidential by the Employer.

     Section 9. CONFIDENTIAL INFORMATION. The Employee recognizes and acknowledges that certain assets of the Employer, including without limitation information regarding customers, pricing policies, methods of operation, proprietary production processes, proprietary computer programs, sales, products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets (hereinafter called "CONFIDENTIAL INFORMATION") are valuable, special, and unique

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assets of the Employer and its affiliates.  The Employee shall not, during or after his term of employment, disclose any or any part of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder; PROVIDED, that Confidential Information shall in no event include (a) Confidential Information which was generally available to the public at the time of disclosure by the Employee or
(b) Confidential Information which becomes publicly available other than as a consequence of the breach by the Employee of his confidentiality obligations hereunder. In the event of the termination of his employment, whether voluntary or involuntary and whether by the Employer or the Employee, the Employee shall deliver to the Employer all documents and data pertaining to the Confidential Information and shall not take with him any documents or data of any kind or any reproductions (in whole or in part) or extracts of any items relating to the Confidential Information.

     Section 10. NON-COMPETITION. During the term of the Employee's employment hereunder and for the Designated Period (as defined below) after termination of the Employee's employment hereunder, the Employee will not (a) anywhere within the State of Michigan, engage, directly or indirectly, alone or as a shareholder (other than as a holder of less than five percent (5%) of the common stock of any publicly traded corporation), partner, officer, director, employee or consultant of any other business organization that is engaged or becomes engaged in the dental business limited to extended care and assisted living facilities in competition with the Employer or any of its affiliates (including HealthDrive Corporation or any professional corporations) (the "DESIGNATED INDUSTRY"), (b) divert to any competitor of the Employer or any of its affiliates (including HealthDrive Corporation or any professional corporations) any customer of the Employer or any of its affiliates (including HealthDrive Corporation or any professional corporations), or (c) solicit or encourage any officer, employee or consultant of the Employer or any of its affiliates (including HealthDrive Corporation or any professional corporations) to leave their employ for alternative employment, or hire or offer employment to, directly or indirectly, any person whom the Employer or any of its affiliates (including HealthDrive Corporation or any professional corporations) then employs or to whom the Employer or any of its affiliates (including HealthDrive Corporation or any professional corporations) has offered employment. For purposes hereof, the term "DESIGNATED PERIOD" shall mean (i) with respect to termination of the Employee's employment hereunder (a) pursuant to Section 7(a) hereof, or (b) pursuant to Section 7(b) hereof, or (c) by the Employee pursuant to Section 7(c) hereof, a period of eighteen (18) months following the date of such termination, and (ii) with respect to termination of the Employee's employment hereunder by the Employer pursuant to Section 7(c) hereof, through such date of termination. The Employee acknowledges that the provisions of this Section 10 are essential to protect the business and goodwill of the Employer. The Employee will continue to be bound by the provisions of this Section 10 until their expiration and shall not be entitled to any compensation from the Employer with respect thereto except as provided above. If

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at any time the provisions of this Section 10 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 10 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Employee agrees that this Section 10 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

     Section 11.  GENERAL.

     (a) NOTICES. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid or sent by written telecommunication or telecopy, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party hereto in accordance with this Section 11(a):

     If to the Employer, to:

               HealthDrive Michigan Corporation
               c/o HealthDrive Corporation
               25 Needham Street
               Newton, MA  02161
               Attention: Steven S. Charlap, M.D.

     With a copy to:

               Victor J. Paci, Esq.
               Bingham, Dana & Gould LLP
               150 Federal Street
               Boston, Massachusetts 02110-1726

     If to the Employee, to:

               Philip R. Shriner, DDS
               Mobile Dental Service
               5680 East Saginaw Highway
               Grand Ledge, Michigan  48837

     (b) EQUITABLE REMEDIES. Each of the parties hereto acknowledges and agrees that upon any breach by the Employee of his obligations under Sections 8, 9 and 10 hereof, the Employer will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

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     (c)  SEVERABILITY.  If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

     (d) WAIVERS. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

     (e) COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (f) ASSIGNS. Employee's obligations hereunder shall not be assignable or delegable by Employee to any other person. This Agreement shall be binding upon and inure to the benefit of the heirs and successors of each of the parties hereto, including any entity which acquires substantially all of the assets or stock of the Employer.

     (g) ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by each of the parties hereto.

     (h) GOVERNING LAW. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Michigan.

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     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.


                                   HEALTHDRIVE MICHIGAN CORPORATION


                                   By: /s/ Steven S. Charlap, M.D.
                                      -------------------------------
                                        Title: CEO


                                   /s/ Philip R. Shriner
                                   ----------------------------------
                                   Philip R. Shriner, DDS

Accepted and Agreed:

MOBILE DENTAL SERVICES


By: /s/ Philip R. Shriner
   ----------------------------
     Title: Owner